Exhibit 99.1

First Bankshares, Inc. and Xenith Corporation Shareholders Approve Merger

Between First Bankshares and Xenith Corporation

SUFFOLK, Va. and RICHMOND, Va., October 16, 2009 – First Bankshares, Inc. (Nasdaq: SUFB) and Xenith Corporation today announced that their shareholders have approved the merger of Xenith Corporation with and into First Bankshares. Following the merger, the combined company will operate as a one-bank holding company under the name Xenith Bankshares, Inc.

First Bankshares shareholders approved the merger at First Bankshares’ reconvened 2009 Annual Meeting of Shareholders and Xenith Corporation shareholders approved the merger at Xenith Corporation’s reconvened Special Meeting of Shareholders, both held on October 15, 2009. The merger was approved by approximately 74.3% and 92.7% of the votes entitled to be cast on the merger by the holders of First Bankshares’ and Xenith Corporation’s outstanding shares of common stock, respectively, with approximately 87.6% and 100% of the votes cast by First Bankshares and Xenith Corporation shareholders, respectively, approving the merger.

Darrell Swanigan, President and CEO of First Bankshares and SuffolkFirst Bank, remarked, “Shareholder approval of this transaction represents a significant step forward and a significant opportunity for First Bankshares, SuffolkFirst Bank and our shareholders, customers and employees. The addition of Xenith Corporation’s human and financial capital to First Bankshares’ existing strengths will assist us in reaching out to new markets in Virginia, while also enhancing our ability to serve larger segments within First Bankshares’ current footprint.”

T. Gaylon Layfield, III, President and CEO of Xenith Corporation, stated that “Xenith is pleased to have this strong evidence of shareholder support for the pending merger. We believe that the combination of First Bankshares and Xenith Corporation represents a powerful combination of resources to effectively serve the Virginia banking market. Strong capital, experienced bankers focused on building customer relationships, and local decision making is what the market demands. We believe Xenith will be well positioned to meet that demand.”

Under the terms of the merger agreement, shareholders of First Bankshares could elect to retain their shares of First Bankshares common stock or to receive $9.23 in cash per share, subject to proration in the event the aggregate cash elections exceed 25% of shares outstanding as of the closing of the merger. As of the cash election deadline, cash elections had been made with respect to approximately 48% of First Bankshares outstanding shares of common stock. Shareholders of Xenith Corporation are expected to receive approximately 0.8972 shares of combined company common stock for each share of Xenith Corporation common stock owned immediately prior to the effective time of the merger, with the exact exchange ratio determined immediately prior to the effective time of the merger based on Xenith Corporation’s book value at such time divided by $9.23.

The merger has been approved by the Virginia State Corporation Commission. Pending receipt of final regulatory approvals from the Federal Reserve and satisfaction or waiver of other closing conditions, the merger is expected to close in November.

As previously announced, First Bankshares and Xenith Corporation adjourned their respective shareholder meetings on September 29, 2009 to allow their shareholders additional time to consider the possibility that the two companies may waive the condition to the completion of the merger that the shares of the combined company be approved for listing on the NASDAQ Capital Market upon completion of the merger. As of the close of business on October 15, 2009, the combined company did not meet the NASDAQ Capital Market initial listing requirement that the market value of the combined company’s publicly held shares (excluding shares held by directors, executive officers and 10% shareholders) be at least $15 million on the date of NASDAQ approval.

First Bankshares and Xenith Corporation intend to continue their efforts to obtain approval from NASDAQ for the listing of Xenith Bankshares’ common stock. However, if NASDAQ approval has not been obtained by the time all other conditions to the completion of the merger have been satisfied or waived, the companies intend to waive this condition and complete the merger. If this condition is waived and the merger is completed, Xenith Bankshares intends to seek to list its common stock on the NASDAQ Capital Market as soon as practicable following completion of the merger and to seek quotation of its common stock on the OTC Bulletin Board or Pink OTC Markets (known as the “Pink Sheets”) until such time as the NASDAQ Capital Market listing is approved.

First Bankshares Shareholders Also Approve Other Merger-Related Proposals and Elect Directors

First Bankshares also reported that its shareholders approved all other proposals submitted for shareholder approval, including election as directors of the nine nominees to the First Bankshares board of directors and amendments to the First Bankshares articles of incorporation to:

•	change the name of First Bankshares, Inc. to Xenith Bankshares, Inc.;

•	increase the number of authorized shares of First Bankshares common stock from 10 million to 100 million;

•	authorize the issuance of up to 25 million shares of preferred stock;

•	amend certain shareholder voting requirements;

•	establish “cause” as the sole standard for removing directors; and

•	amend the procedures for persons other than directors and officers seeking indemnification from First Bankshares.

Each of the amendments to the First Bankshares articles of incorporation will become effective at the effective time of the merger. Except for Messrs. Felton, Jackson and Turner, the First Bankshares directors elected at the 2009 Annual Meeting of Shareholders will serve until they resign at the effective time of the merger. Messrs. Felton, Jackson and Turner will continue as directors of Xenith Bankshares following the merger and, pursuant to the merger agreement, will amend the combined company’s bylaws to increase the size of the board of directors from nine to 10 directors and appoint the seven current Xenith Corporation directors to the Xenith Bankshares board of directors.

For more information about Xenith Corporation, please visit: www.xenithbank.com.

For more information about First Bankshares and its subsidiary, SuffolkFirst Bank, please visit: www.suffolkfirstbanks.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about (i) intentions with respect to the listing or quotation of Xenith Bankshares common stock, (ii) the benefits of the merger between First Bankshares and Xenith Corporation, (iii) First Bankshares’ and Xenith Corporation’s plans, obligations, expectations and intentions and (iv) other statements in the press release that are not historical facts. Words such as “anticipates,” “believes,” “intends,” “should,” “expects,” “will,” and variations of similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs of the respective managements of First Bankshares and Xenith Corporation as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcomes may differ materially from what may be expressed or forecasted in forward-looking statements. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required regulatory approvals; the ability to complete the merger as expected and within the expected timeframe; the possibility that one or more of the conditions to the completion of the merger may not be satisfied; any event that could give rise to a termination of the merger agreement; disruptions to customer and employee relationships and business operations caused by the merger; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flows; the impact of competition from traditional or new sources; and the other factors detailed in First Bankshares’ publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2008. First Bankshares and Xenith Corporation assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Contacts:	Darrell G. Swanigan of First Bankshares, Inc., (757) 934-8200
T. Gaylon Layfield, III of Xenith Corporation, (804) 433-2200